Exhibit 10.18

Description of Non-Employee Director Compensation

Each non-employee director of Markel Corporation (“Company”) receives for services as director an annual fee of $30,000, plus reimbursement of expenses incurred in connection with attending meetings and training sessions attended at the Company’s request. The Company also matches up to $5,000 per year in charitable contributions made by each non-employee director.

Directors generally receive a grant of 200 shares of restricted stock annually. J. Alfred Broaddus, Jr. (150 shares), Darrell D. Martin (125 shares) and Debora J. Wilson (125 shares) received pro-rated grants in 2009, due to an overlapping prior grant in the case of Mr. Broaddus and their having joined the Board mid-year in the case of Mr. Martin and Ms. Wilson.

Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Company’s Employee Stock Purchase and Bonus Plan (“Stock Plan”). Under the Stock Plan, amounts specified by a director are withheld from that director’s fees and forwarded to an independent administrator who purchases shares of the Company’s Common Stock on behalf of the director participant. In addition, the Company provides a “bonus” of 10% of the net increase in shares owned under the Stock Plan in a calendar year.